Exhibit 99.1

Comtech Telecommunications Corp. Promotes Michael Porcelain to President

MELVILLE, N.Y., January 29, 2020 -- Comtech Telecommunications Corp. (Nasdaq: CMTL) (“Comtech”) announced today that its Senior Vice President and Chief Operating Officer (“COO”) Michael Porcelain has been promoted and will assume the additional role of President.

Fred Kornberg, Chairman and Chief Executive Officer of Comtech, said, “Since Michael’s appointment to COO in October 2018, he has not only demonstrated strong leadership qualities and excellent management skills, but he has also been a key-driver of Comtech’s business strategies which have yielded significant shareholder value. He is abundantly qualified to assume this role. On behalf of the Board of Directors, I commend him for his accomplishments to date and congratulate him on this well-deserved promotion.”

Mr. Porcelain has been with Comtech since 2002. From March 2006 through October 2018, he served as Senior Vice President and CFO. From February 2002 through March 2006, he was Vice President of Finance and Internal Audit. Prior to joining Comtech, Mr. Porcelain was Director of Corporate Profit and Business Planning for Symbol Technologies, a mobile wireless information solutions company, where he was employed from 1998 to 2002. Previously, he spent five years in public accounting holding various positions, including Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

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PCMTL

Media Contact:

Michael D. Porcelain, President and Chief Operating Officer

631-962-7000

info@comtechtel.com